Exhibit 10.1
2010 AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS 2010 AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amended Agreement”), dated as of December 17, 2010, between AMICUS THERAPEUTICS, INC., a Delaware corporation having an office at 6 Cedar Brook Drive, Cranbury, New Jersey 08512 (the “Company”), and JOHN F. CROWLEY, an individual residing at 15 Leonard Court, Princeton, NJ 08540 (“Employee”).
PREAMBLE
WHEREAS, effective January 6, 2005, the Company and the Employee entered into that certain Employment Agreement (the “Original Agreement”);
WHEREAS, since the effective date of the Original Agreement the Company and Employee have entered into several amendments of the Original Agreement and this 2010 Amended and Restated Agreement amends and restates in its entiretyall prior agreements between the Company and Employee;
WHEREAS, since January 17, 2005, the Employee has served as the Chief Executive Officer of the Company, and the Company desires to continue the employment of Employee in the capacities of President and Chief Executive Officer and Employee desires to continue such service, all pursuant to the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt whereof is hereby acknowledged, the parties agree as follows:
Section 1. Definitions. Unless otherwise defined herein, the following terms shall have the following respective meanings:
“Cause” means for any of the following reasons: (i) willful or deliberate misconduct by Employee that materially damages the Company; (ii) misappropriation of Company assets; (in) Employee’s conviction of or a plea of guilty or “no contest” to, a felony; or (iv) any willful disobedience of the lawful and unambiguous instructions of the Board of Directors of the Company; provided that the Board of Directors has given Employee thirty (30) days written notice of such disobedience or neglect and Employee has failed to cure such cause.
“Change in Control Event” means any of the following (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction, or (iii) the sale or disposition of all or substantially all of the Company’s assets.

“Common Stock” means the common stock of the Company; par value $.01 per share.
“Effective Date” means January 17, 2005.
“Good Reason” means (i) a material diminution in Employee’s authority, duties, or responsibilities from those set forth in this Amended Agreement, or (ii) a material change in the geographic location at which the Employee must perform the services, in each case without the Employee’s consent. The Employee must provide the Company with notice of the Good Reason condition within ninety (90) days of its initial existence, the Company shall have a period of thirty (30) days within which it may remedy the condition and not be required to pay the severance payment, and any Good Reason termination must occur within two (2) years of the initial existence of the Good Reason condition.
Section 2. Employment.
Subject to the terms and conditions of this Amended Agreement, Employee is hereby employed by the Company to serve as its President and Chief Executive Officer. Employee accepts such employment, and agrees to discharge all of the duties normally associated with said positions, to faithfully and to the best of his abilities perform such other services consistent with his position as a senior executive officer as may from time to time be assigned to him by the Board of Directors of the Company and to devote all of his business time, skill and attention to such services. Notwithstanding the foregoing, however, Employee may serve on the boards of directors of other companies, and in civic, cultural, philanthropic and professional organizations so long as such service does not detract from the performance of Employee’s duties hereunder, such determination to be made by the Board of Directors in its sole discretion. Employee may continue service as an officer, U.S. Navy Reserve, and any periods of active duty service shall not result in any reduction in compensation or benefits payable to Employee under Section 3 of this Amended Agreement. At all times during which Employee remains President and Chief Executive Officer of the Company, Employee shall serve as a member of the Company’s Board of Directors and, at the request of the Company’s Board of Directors, as an officer or director of any Company affiliate, in each case without additional remuneration therefor.
Section 3. Compensation and Benefits.
3.1 Base Salary. During the Employment Term (as defined in Section 5 hereof), the Company shall pay Employee a salary at the annual rate of $545,000 or such greater amount as the Company’s Board of Directors may from time to time establish pursuant to the terms hereof (the “Base Salary”). Such Base Salary shall be reviewed annually and may be increased, but not decreased, by the Board of Directors of the Company in its sole discretion. The Base Salary shall be payable in accordance with the Company’s customary payroll practices for its senior management personnel.

3.2 Bonus. During the Employment Term, Employee shall be eligible to participate in the Company’s bonus programs in effect with respect to senior management personnel. Employee shall be eligible to receive an annual target bonus of up to 60% of the Base Salary in cash (the “Bonus”). Any Bonus payment to which Employee becomes entitled hereunder shall be paid to Employee in a lump sum on or before the 15th day of the third month following the end of the calendar year in which the Bonus was earned.
3.3 Benefits
(a) Benefit Plans. During the Employment Term, Employee may participate, on the same basis and subject to the same qualifications as other senior management personnel of the Company, in any benefit plans (including health and medical insurance of Employee, Employee’s spouse and Employee’s dependents) and policies in effect with respect to senior management personnel of the Company, including any stock option plan.
(b) Reimbursement of Expenses. During the Employment Term, the Company shall pay or promptly reimburse Employee, upon submission of proper invoices in accordance with the Company’s normal procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Employee in the performance of his duties hereunder. Any taxable reimbursement of business or other expenses as specified under this Amended Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.
(c) Medical Expenses. Effective January 1, 2011, the Company shall pay to Employee a monthly amount equal to $150,000 in cash to cover (1) out-of-pocket medical expenses incurred or accrued by Employee, Employee’s spouse and Employee’s dependents from and after January 1, 2011 (collectively, “Reimbursed Medical Expenses”) and (2) corresponding tax gross-up payments on behalf of the Employee relating to the appropriate federal and state taxing authorities (the “Tax Gross Up Payments” and collectively with the “Reimbursed Medical Expenses”, the “Health Care Reimbursement Benefits”). This amount shall be paid to Employee on the first day of each calendar month with respect to that calendar month. In no event shall the Company make total payments to the Employee for the Health Care Reimbursement Benefits in excess of $1,800,000 for a calendar year. The benefits and payments set forth in this paragraph shall continue for a period of twelve (12) months following Employee’s death or termination of employment by reason of Disability as provided in Section 5.5 hereof, and shall be payable to Employee or Employee’s estate, as applicable, on the first day of each calendar quarter with respect to that calendar quarter. Within fifteen (15) days after the end of each calendar quarter, the Employee shall submit receipts evidencing the Reimbursed Medical Expenses incurred or accrued with respect to such calendar quarter to an auditing firm to be selected by the Company in its sole discretion (the “Auditors”). The Auditors shall review such receipts to determine whether the Reimbursed Medical Expenses meet the definition of “medical expenses” pursuant to the then applicable U.S. Internal Revenue Service regulations (“Allowable Expenses”) and provide the Company and the Employee with a report detailing its conclusions (the “Auditors’ Report”) within forty-five (45) days of the end of such quarter. The Auditors’ shall provide the Company and the Employee with an Auditors’ Report relating to the previously-ended calendar year (“Year-End Auditors’ Report”) by March 1. The Year-End Auditors’ Report shall detail the Allowable Expenses for the year and a calculation of the amount of Tax Gross-Up Payments adjusted to reflect the Allowable Expenses (“Adjusted Tax Gross-Up Payments”). All reports of the Auditors shall be delivered to the Chairman of the Company’s Audit Committee of the Board of Directors and the Company’s Chief Accounting Officer. In the event that the sum of the Allowable Expenses for the year and the Adjusted Tax Gross-Up Payments are less than $1,800,000, then the Employee shall reimburse such difference to the Company within thirty (30) days of the date of the Auditors’ Report.
(d) Vacation. During the Employment Term, Employee shall be entitled to up to four (4) weeks of vacation in accordance with the policies of the Company applicable to senior management personnel from time to time.
(e) Withholding. The Company shall be entitled to withhold from amounts payable or benefits accorded to Employee under this Agreement all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.
Section 4. Employment Term. The term of this Agreement (the “Employment Term”) shall end on the close of business on the first anniversary of the date of this Amended Agreement. The Employment Term shall be automatically extended for additional one-year periods (each a “Renewal Period”) unless, at least sixty (60) days prior to the end of the expiration of the Employment Term, Employee notifies the Board of Directors or the Board of Directors notifies Employee that the notifying party does not wish to extend such Employment Term. Employee’s employment hereunder shall be coterminous with the Employment Term, unless sooner terminated as provided in Section 5.
Section 5. Termination; Severance Benefits.
5.1 Generally. Either the Board of Directors of the Company or Employee may terminate Employee’s employment hereunder, for any reason, at any time prior to the expiration of the Employment Term, upon sixty (60) days prior written notice to the other party. Upon termination of Employee’s employment hereunder for any reason, Employee shall be deemed simultaneously to have resigned as a member of the Board of Directors of the Company and from any other position or office he may at the time hold with the Company or any of its affiliates.

5.2 Termination by Employee.
(a) No Reason. If, prior to the expiration of the Employment Term, Employee voluntarily resigns from his employment, other than for Good Reason, Employee shall (i) receive no further Base Salary or Bonus hereunder, other than accrued and unpaid Base Salary through and including the effective date of termination of his employment with the Company (the “Accrued Compensation”) and (ii) cease to be covered under or be permitted to participate in or receive any of the benefits described in Section 3.3 hereof (provided, however, that Employee shall be entitled to receive any benefits under Section 3.3 hereof to the extent such benefits have accrued through and including the effective date of termination of his employment with the Company, such amount being payable in a lump sum on the effective date of the termination of Employee’s employment with the Company).
(b) Good Reason. If, prior to the expiration of the Employment Term, a condition occurs which constitutes Good Reason and after Employee has complied with the applicable notice period and the Company has failed to remedy such condition, Employee actually resigns (all as described in detail in the definition of “Good Reason” in Section 1), Employee shall be entitled to receive, subject to Section 5.7(b) below, an amount equal to Employee’s then current Base Salary, payable over eighteen (18) months in accordance with the Company’s customary payroll practices then in effect for its senior management personnel (the “Severance Payment”), plus an amount equal to 1.5 (one and one-half) times the target Bonus for the year in which such termination occurs (such amount being payable in a lump sum on the effective date of the termination of Employee’s employment with the Company), plus any of the benefits under Section 3.3 hereof if and to the extent such benefits have accrued through and including such effective date of termination (such accrued benefits being payable in a lump sum on such effective date of the termination). In addition, the vesting of the Options shall accelerate with respect to the twelve (12) month period beginning on the date of Employee’s effective date of termination, and Employee shall continue to be covered under or be permitted to participate in or receive the benefits described in paragraphs (a) and (c) of Section 3.3 hereof for the period of time during which the Severance Payment is payable to Employee.
5.3 Termination by the Company.
(a) Without Cause. If, prior to the expiration of the Employment Term, the Company terminates Employee’s employment hereunder without Cause or if the Board of Directors of the Company gives written notice pursuant to Section 4 hereof notifying Employee that the Board of Directors does not wish to extend the Employment Term, then Employee shall be entitled to receive the Severance Payment commencing upon the effective date of the termination of Employee’s employment with the Company, shall be entitled to receive (in a lump sum on such effective date of termination) benefits under Section 3.3(b) hereof to the extent such benefits have accrued through and including such effective date of termination, shall continue to be covered under or be permitted to participate in or receive the benefits described in paragraphs (a) and (c) of Section 3.3 hereof for the period of time during which the Severance Payment is payable to Employee (any amounts to be paid thereunder to be payable to Employee or Employee’s estate, as applicable, on the first day of each calendar quarter with respect to that calendar quarter), and shall be paid (in a lump sum on such effective date of termination) an amount equal to 1.5 (one and one-half) times the target Bonus for the year in which such termination occurs; all such payments under this section shall be made subject to Section 5.7(b) below. In addition, the vesting of the Options shall accelerate with respect to the twelve (12) month period beginning on the date of Employee’s effective date of termination.

(b) For Cause. If, prior to the expiration of the Employment Term, the Company terminates Employee’s employment hereunder for Cause, Employee shall (i) receive no further Base Salary or Bonus hereunder, other than Accrued Compensation which shall be payable on the effective date of the termination of Employee’s employment with the Company and (ii) cease to be covered under or be permitted to participate in or receive any of the benefits described in Section 3.3 hereof; provided, however, that (A) Employee shall be entitled to receive (in a lump sum on such effective date of termination) any benefits under Section 3.3 hereof to the extent such benefits have accrued through and including such effective date of termination, subject to Section 5.7(b) below and (B) if Employee is terminated for Cause hereunder solely as a result of being convicted of a felony, which conviction is ultimately reversed on appeal or pardoned, Employee shall be deemed to have been terminated without Cause as of the date of such termination for Cause.
5.4 Termination in Connection with a Change in Control Event. If, prior to the expiration of the Employment Term, (i) a condition occurs which constitutes Good Reason and after Employee has complied with the applicable notice period and the Company has failed to remedy such condition, Employee actually resigns (all as described in detail in the definition of “Good Reason” in Section 1), (ii) the Company terminates Employee’s employment hereunder without Cause, or (iii) if the Board of Directors of the Company gives written notice pursuant to Section 4 hereof notifying Employee that the Board of Directors does not wish to extend the Employment Term, in each case within: (a) three (3) months prior to, or (b) twelve (12) months following, the occurrence of a Change in Control Event, Employee shall be entitled to receive an amount equal to two (2.0) times Employee’s then current Base Salary, payable over twenty-four (24) months, commencing upon the effective date of the termination of Employee’s employment with the Company, in accordance with the Company’s customary payroll practices for its senior management personnel (the “Change in Control Severance Payment”), plus an amount equal to two (2.0) times the target Bonus for the year in which such resignation or termination occurs (such amount being payable in a lump sum on such effective date of termination), plus any of the benefits under Section 3.3 hereof if and to the extent such benefits have accrued through and including such effective date of termination (such accrued benefits being payable in a lump sum on such effective date of the termination). In addition, the Options shall vest in full, any vesting requirements for any restricted stock grants shall lapse and Employee shall continue to be covered under or be permitted to participate in or receive the benefits described in paragraphs (a) and (c) of Section 3.3 hereof for the period of time during which the Change in Control Severance Payment is payable to Employee (any amounts to be paid thereunder to be payable to Employee or Employee’s estate, as applicable, on the first day of each calendar quarter with respect to that calendar quarter). All payments made under this section shall be subject to Section 5.7(b) below.

5.5 Termination upon Death or Disability. Employee’s employment hereunder shall terminate upon death of Employee. The Company may terminate Employee’s employment hereunder in the event Employee is disabled and such disability continues for more than 180 days. “Disability” shall be defined as the inability of Employee to render the services required of him, with or without a reasonable accommodation, under this Amended Agreement as a result of physical or mental incapacity. In the event of death or termination by the Company due to disability of Employee, the Company shall continue to pay to Employee or Employee’s estate, the compensation required under Section 3, for a period of twelve (12) months (any amounts to be paid thereunder to be payable to Employee or Employee’s estate, as applicable, on the first day of each calendar quarter with respect to that calendar quarter, except reimbursement of expenses pursuant to Section 3.3(b) which reimbursements shall be payable in accordance with such Section 3.3(b)).
5.6 Release Required. In order to receive the Severance Payment or the Change in Control Severance Payment, and other benefits under Section 5 hereof, including the acceleration of vesting of the Options, Employee must execute and deliver to the Company a release, the form and substance of which are acceptable to the Company. Any amounts otherwise payable on account of the Employee’s termination of employment under this Amended Agreement which (i) are conditioned in any part on a release of claims and (ii) would otherwise be paid (assuming the release is given) prior to the last day on which the release could become irrevocable assuming the Employee’s latest possible execution and delivery of the release (such last day, the “Release Deadline”) shall be paid, if ever, only on the Release Deadline, even if the Employee’s release becomes irrevocable before that date. The Company may elect to make such payment prior to the Release Deadline, however, provided that the release is given by the Employee prior to such date, and further provided that if the Release Deadline is more than thirty (30) days following the date on which the Employee has given the release, then payment may be made no earlier than thirty (30) days prior to the Release Deadline.
5.7 Section 409A.
(a) Purpose. This section is intended to help ensure that compensation paid or delivered to the Employee pursuant to this Amended Agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to the Employee that all compensation paid or delivered to him for his services will be exempt from, or paid in compliance with, Section 409A.
(b) Amounts Payable On Account of Termination. For the purposes of determining when amounts otherwise payable on account of the Employee’s termination of employment under this Amended Agreement will be paid, which amounts become due because of his termination of employment, “termination of employment” or words of similar import, as used in this Amended Agreement, shall be construed as the date that the Employee first incurs a “separation from service” for purposes of Section 409A on or following termination of employment. Furthermore, if the Employee is a “specified employee” of a public company as determined pursuant to Section 409A as of his termination of employment, any amounts payable on account of his termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following the Employee’s termination (or prior to his death after termination) shall be paid to the Employee in a cash lump-sum on the earlier of (1) the date of his death and (2) the first business day of the seventh calendar month immediately following the month in which his termination occurs.

(c) Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(d) Deferred Compensation Taxes. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit under this Agreement received or to be received by the Employee (the “Payment”) is determined to be subject (in whole or part) to the penalties imposed by Section 409A of the Code (the “Additional Taxes”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of the Additional Taxes, the Employee retains an amount equal to the Payment net of any applicable taxes and withholdings other than Additional Taxes. All determinations required to be made under this provision, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s accountants or such other certified public accounting firm designated by the Employee and reasonably acceptable to the Company. Any certified public accounting firm chosen by the Employee shall provide detailed supporting calculations both to the Company and the Employee. Any Gross-Up Payment due under this paragraph shall be paid to the Employee no later than December 31 of the calendar year following the calendar year in which the Employee remits the Additional Taxes to the applicable authorities.
Section 6. Federal Excise Tax.
6.1 General Rule. Employee’s payments and benefits under this Agreement and all other arrangements or programs related thereto shall not, in the aggregate, exceed the maximum amount that may be paid to Employee without triggering golden parachute penalties under Section 280G of the Code, and the provisions related thereto with respect to such payments. If Employee’s benefits must be cut back to avoid triggering such penalties, Employee’s benefits will be cut back in the priority order Employee designates or, if Employee fails to promptly designate an order, the priority order designated by the Company. If an amount in excess of the limit set forth in this Section is paid to Employee, Employee must repay the excess amount to the Company upon demand, with interest at the rate provided in Code Section 1274(b)(2)(B). Employee and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits Employee receives.
6.2 Exception. Section 6.1 shall apply only if it increases the net amount Employee would realize from payments and benefits subject to Section 6.1, after payment of income and excise taxes by Employee on such payments and benefits.
6.3 Determinations. The determination of whether the golden parachute penalties under Code Section 280G and the provisions related thereto shall be made by counsel chosen by Employee and reasonably acceptable to the Company. All other determinations needed to apply this Section 6 shall be made in good faith by the Company’s independent auditors.

Section 7. General.
7.1 Confidentiality and Non-Competition Agreement. Employee and the Company hereby ratify and re-affirm that certain Confidentiality and Non-Competition Agreement dated January 26, 2005 (the “Confidentiality Agreement”).
7.2 No Conflict. Employee represents and warrants that he has not entered, nor will he enter, into any other agreements that restrict his ability to fulfill his obligations under this Agreement and the Confidentiality Agreement.
7.3 Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of New Jersey, without regard to the conflicts of law rules thereof.
7.4 Binding Effect. This Agreement shall extend to and be binding upon Employee, his legal representatives, heirs and distributees and upon the Company, its successors and assigns regardless of any change in the business structure of the Company.
7.5 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.
7.6 Entire Agreement. Except for any stock option or stock award agreements between the parties, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties.
7.7 Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.
7.8 Severability. If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
7.9 Conflicting Agreements. In the event of a conflict between this Agreement and any other agreement between Employee and the Company, the terms and provisions of this Agreement shall control.

7.10 Resolution of Disputes. Any claim or controversy arising out of, or relating to, this Agreement, other than with respect to the Confidentiality Agreement, between Employee and the Company (or any officer, director, employee or agent of the Company), or the breach thereof, shall be settled by arbitration administrated by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Such arbitration shall be held in New Jersey (or in such other location as the Company may at the time be headquartered). The arbitration shall be conducted before a three-member panel. Within fifteen (15) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment.
If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association and shall be a member of the bar of the State of New Jersey actively engaged in the practice of employment law for at least ten years. The arbitration panel shall apply the substantive laws of the State of New Jersey in connection with the arbitration and the New Jersey Rules of Evidence shall apply to all aspects of the arbitration. The award shall be made within thirty days of the closing of the hearing. Judgment upon the award rendered by the arbitrators(s) may be entered by any Court having jurisdiction thereof.
7.11 Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:
(i) If to the Company to:
Amicus Therapeutics, Inc.
6 Cedar Brook Drive
Cranbury, New Jersey 08512
(ii) If to Employee to:
John F. Crowley
15 Leonard Court
Princeton, New Jersey 08540
or to such other addresses as may hereinafter be specified by notice in writing by either of the parties, and shall be deemed given three (3) business days after the date so mailed or sent.

7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date fist above written.

/s/ John F. Crowley
JOHN F. CROWLEY

AMICUS THERAPEUTICS, INC.
By:	/s/ Donald J. Hayden, Jr.
	Name:	Donald J. Hayden, Jr.
	Title:	Lead Independent Director of the Board

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